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                                                              January 13, 1998



       Board of Directors
       ThermaCell Technologies, Inc.


          We consent to the use of our report dated December 19, 1997, on the consolidated financial statements of ThermaCell Technologies, Inc. and Subsidiary in Form 10-KSB for the period ended September 30, 1997.


       Cherry, Bekaert & Holland, L.L.P.